Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-173057-31 on Form S-4 of our reports dated September 2, 2010, relating to the consolidated financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of Dycom Industries, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
May 17, 2011